Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 25, 2025, relating to the financial statements of Crane Harbor Acquisition Corp. II as of June 30, 2025 and for the period from June 19, 2025 (inception) through June 30, 2025 (which includes an explanatory paragraph relating to Crane Harbor Acquisition Corp. II’s ability to continue as a going concern), which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 5, 2025